Exhibit 21.1
LIST OF SUBSIDIARIES OF
BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
As of September 30, 2019

Subsidiaries of the Company	State or Other Jurisdiction of Incorporation
Boston Private Capital, Inc.	MA
Boston Private Bank & Trust Company	MA
Boston Private Wealth LLC	MA
BPB-IMT & Co., LLP	MA
BPB Securities Corporation	MA
BPB Securities Corporation II	MA
Lerob LLC	CA
Ten Winthrop Properties, Inc.	MA
Boston Private Capital Trust I	DE
Boston Private Capital Trust II	DE
Dalton, Greiner, Hartman & Maher & Co. LLC	DE
DGHM Management LLC	DE
DGHM Enhanced Value LP	DE
DGHM Enhanced Value LTD	Grand Cayman Island
DGHM Partners LLC	DE
DGHM Ultra Value Partners LP	DE